Final Transcript

Thomas StreetEventssm
Conference Call Transcript
SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
Event Date/Time: Oct. 31. 2006 / 9:00AM ET

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
CORPORATE PARTICIPANTS
Chris Sammons
SHAW GROUP INC — Vice President of Investor Relations and Corporate Communications
J.M. Bernard
SHAW GROUP INC — Chairman, CEO
Robert Belk
SHAW GROUP INC — EVP, CFO

CONFERENCE CALL PARTICIPANTS
Scott Levine
J.P.Morgan — Analyst
Andrew Obin
Merrill Lynch — Analyst
Sanjay Shrestha
First Albany — Analyst
Chase Becker
Credit Suisse First Boston — Analyst
Steven Fisher
UBS — Analyst
David Yuschak
Sanders Morris Harris — Analyst
John Rogers
DA Davidson — Analyst
Barry Bannister
Stifel Nicolaus — Analyst
PRESENTATION

Operator
Good morning and welcome to the Shaw Group Conference Call. As a reminder this call is being recorded to day, October 31, 2006. [OPERATOR INSTRUCTIONS] At this time for opening remarks and introductions I would now like to turn the call over to Chris Sammons, Vice President of Investor Relations and Corporate Communications for Shaw. Please go ahead, sir.

Chris Sammons - SHAW GROUP INC — Vice President of Investor Relations and Corporate Communications
Good morning everyone welcome to your call today the Shaw fourth quarter Earnings Conference Call. With me are Jim Bernhard, Chairman and Chief Executive Officer of Shaw and Bob Belk, Executive Vice President and Chief Financial Officer.
Before we begin today I would like to remind everyone that any statements made on this conference call today that express the belief and expectations and intention, as well as those that are not historical facts and are forward-looking statement and protected under the Safe Harbor of the Private Securities Litigation Reform Act. These forward-looking statements may involve a number of risks and uncertainties, which may cause the Company’s results to differ materially from such statements. These risks and uncertainties include factors detailed in in our SEC fillings including our forms 10K and 10Q and on the website under the heading “Forward-Looking Statements”.

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
In addition, as required under SEC Regulation G, a reconciliation of any non GAAP measures mentioned during our call today to the most comparable GAAP measures will be available on our website at www.shawgrp.com under the investor relations section. As usual we’ll have a question and answer period and the operator will give instructions for that Q & A period. Now to Mr. Bernhard.

J.M. Bernard - SHAW GROUP INC — Chairman, CEO
Thank you for joining us today for our fourth quarter 2006 results and the outlook for our business.
We announced earlier today our fourth quarter 2006 net income was $13 million or $0.16 per diluted share, which included a charge of 19.6 million or 11.9 million after taxes as a represent $0.15 per diluted share for the cost overruns on the domestic refining clean fuel projects. Excluding the charge our net income would have been 24.9 or $0.31 per diluted share. Revenues for the quarter were nearly $1.2 billion, 44% higher than last year’s fourth quarter of approximately of $800 million. Reflecting strong markets and increased revenues in all of our business units.
Operating cash flows for the fourth quarter was very, very strong, $164 million. Our cash flows have remained strong in the first quarter fiscal year ‘07 and Bob will discuss the financial results in a moment in more detail.
Let me talk about two significant events that will shape Shaw in the near as well as the long-term future. The Westinghouse acquisition and our record $9.1 billion backlog.
First, Westinghouse as we announced two weeks ago, we have completed our acquisition of 20% Westinghouse Electric. Financed almost entirely through a low interest bond offering with minimal equity investment and commercial agreement that includes certain exclusive opportunities for providing engineering construction services. We are extremely pleased with the acquisition and our new partnership with Toshiba Corporation, the majority holder of Westinghouse., the 77% in IHI the remaining 3%. Most importantly we are very pleased to strengthen our working relationship with Westinghouse with which have we have collaborated for over 60 years as we joined work on the shipping port project in 1958, the first commercial nuclear reactor in the United States. The need for electricity generates capacity [inaudible] to grow significantly over the next 30 years with an expected need for doubled today’s capacity that will almost certainly require a significant number of new nuclear power plants. We believe Westinghouse’s new third generation AP1000 pressurized water reactor technology is the best technology for the future. Not to mention, as the only third generation technology currently approved by the NRC. We are confident with the AP1000’s advantages Westinghouse will continue to be preferred technology by many utilities and likely to remain in a strong market position, which we believe is approximately 50% of the worldwide technology base today. In addition as you know Westinghouse is the world leader in nuclear fuels and serves for existing nuclear plants both those that utilize Westinghouse technology and those that utilize other technologies as well. Westinghouse’s market share in these fields is both significant and geographically diverse, poised to grow along with anticipated increase in generating plant and capacity.
With this addition, Shaw now has a stake in every aspect of the nuclear industry. We are unique in that we have vertically integrated engineering construction, procurement, technology, manufacturing, environmental infrastructure service that give us a distinct competitive advantage and provide our client with a single source for premier nuclear solutions. We believe Toshiba, Westinghouse and Shaw have created the worlds strongest nuclear service team. This acquisition has strategically positioned Shaw very well to benefit in the nuclear renaissance just beginning.
Looking at our backlog today I’m excited about or $9.1 billion backlog, which is the best indicator of what we have right now. The $9.1 billion backlog is an increase of 35% from last fiscal year and an increase of 57% from two years ago. This is truly dynamic growth, which really is exciting because not only do we have booked into backlog, we still see strong opportunities ahead in our markets. For example in addition to our current backlog we have sole source opportunities totaling $4.5 billion representing nine projects in which we are doing sole source engineering with the goal to convert to engineer procurement construction projects. Of the 9.1 billion in backlog, 4.1 billion or 45% is expected to be converted over the next 12 months.
Now let me take a few moments to review some of our most recent projects award, [inaudible] FGD scrubbers, four of those. Approximately $900 million at three different sites. Duke Allen, a continuation of the new FGD program we’ll award $250 million for the Allen Station completion scheduled for 2010. Southern Company awarded us with [inaudible] in FGD scrubbers recently, approximately $100 million this is installed at three generating units at Alabama Power. With the Moran, Duke Allen and Southern Company projects in progress we now have emission projects in process of over 20 generates units at 12 locations at six different customers with a total value exceeding $2.5 billion.

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
With FEMA — we have a new contract with FEMA, IA-TAC order, meaning individual assistance and technical assistance contract the terms of significantly different and improved from what we experienced in the ‘05 on the Hurricane Katrina, especially in the invoice and collection process, that value is up to $250 million over a two-year period.
We’re awarded also U.S. Navy Global Contingency contract, multiple award contract on the JV Company Atlantic Contingency Constructors, this contract covers general civil construction for the Navy to be awarded over a four-year period. So the value of the contract up to $1 billion, Shaw’s estimate approximately 100.
Huntsman Olefins Manufacturing Plant, EPC to repair the Olefins [inaudible] damaged by fire in ‘06. [BSF] FEMA we’ve got EPC, a technology for petrochemical facility in Port Arthur, Texas. [Inaudible] here we have the sell out for [inaudible] furnished technology and ripple trade technology into a competitors existing proprietary technology plant project is scheduled to complete in ‘08.
We also have a project just awarded with China National BlueStar project, sell of petrochemical technology and design service for the recovery of ethylene and propylene from a Cadillac processing unit in BlueStars Shang Yang ethylene plant. We also licensed engineering proprietary [inaudible] furnished technology and ripple technology as well.
A few moments on the major projects in progress, Duke Marshall, 90% complete. We have worked over two million safe man hours on that project, it’s the largest project ever done in North Carolina with that many man hours without a loss time accident. Blues Creek’s well underway about 40% complete. PPL monitoring projects about 20% complete on the first one and the other ones are in the earlier stages of engineering. [Inaudible] Water Makers, 660 megawatt coal fire plant [inaudible] engineering approximately 35-40% complete and we began construction in May. Excel Comanche, 750 megawatt coal fire plant, engineering is well underway and construction at the site has just begun. These two coal projects comprised in progress contract value of approximately $1.2 billion for Shaw.
Shaw ethylene Cracker, well underway about 50% complete engineering, civil construction works progress [inaudible] has commenced completion approximately mid-’08. Of the [Savi] project that we have I did the polyethylene project in Saudi Arab approximately about 40% complete — completion scheduled in the second quarter of ‘08. TVA Brown Sperry, again a number one rebuild. Project’s going very well. Construction on this project after four and a half years is on schedule and early completion schedule so it should be complete in early 2007. Velcoe hurricane recovery activity significantly declined in temporary housing, fourth quarter work was approximately $100 million. Additional projects remain are being pursued, which include Marine facilities, levee repairs, enhancement module rebuilding, commercial projects and there’s a whole slate of other projects that we’re working on. We’re also involved in the Louisiana quote/unquote Road Home program, which is set to qualify Louisiana residents with Federal Block Grants funds to assist in case of under insured losses.
We continue to see in the energy and chemical market very strong activity in the power and chemical sector. Recent announcements have been made which indicate major spending on power plants primarily new coal plants and nuclear field generating plants, upgrading existing plants including scrubbers with alternative fuel sources under the power generation business. In addition utilities continue to publicly discuss plans for investment and upgrades and useful life extensions for older plants. We continue to work with our clients on developing these solutions for needs and certainly are pursuing these potential opportunities for EPC work. In addition to our recently announced contracts on new coal fire plants for Excel and CLECO, we are continuing front end engineering work for three additional coal fire plants with a total value exceeds $3 billion. We expect to book one of these projects in the next quarter and the other two probably the following quarter within the next six to eight months. In addition to our progress scrubber work of over $2.5 billion, we continue [inaudible] work on half a dozen additional scrubber projects with a value of over $1.5 billion and expect to book these in the next several quarters into backlog.
We have announced recently we booked our first mercury emission control project with [BFB&G] in Bridgeport, Connecticut and we believe mercury emissions could develop into significant market niche for Shaw and we will be pursuing these opportunities vigorously.
Let me turn to chemicals for a moment, we continue to see momentum in this market segment particularly for ethylene and downstream products in the Mideast, in addition to the approximately $1.5 billion in work we have booked over the past six months. We’re performing early engineering in front-end design work on several additional large chemical plants representing over two billion in value. We expect to add these projects to backlog resulting in early stage work within the next sever fiscal quarters. High U.S. natural gas prices the future continues to motivate additional investments in the mideast petrochemical process. The process for new additional U.S. and international oil refining capacity in alternate fuels production capacity [if you’re bright] our capabilities experiences proprietary technology and strong customer relations position us well to target and capture our share of these opportunities. High prices at the pump continue to result in strong in Cincinnati new refinery capacity.

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
As I mentioned earlier with respect to our Westinghouse acquisition, we believe nuclear power will be a key part of the solution to meeting the world’s long-term energy needs. In the U.S. as of today, plans for over 20 new nuclear plants are being developed and these facilities could be operational before the year 2020. Of these 20 new nuclear plants, 12 have chosen Westinghouse technology and the remainder most are undecided. We have been released on four new nuclear plants for early engineering and site development in the United States. We continue to be hopeful on the first four nuclear plant in this China using generation III technology, that of Westinghouse. The award should be made by the years end.
Our united division remains focussed on maintaining its market share in the environmental market, expanding its position in the federal infrastructure market. We continue to see opportunities to all of our full range of services in the growing federal, state and local out sourcing trends. Recent awards for military construction emerged a response projects are expected to result in the significant task orders over the next several years.
In the hurricane recovery area, we mentioned our involvement and expectations for work in the Gulf Coast region. We continue to expect to see additional contracts for various hurricane recovery and rebuilding work, which would including marine structure repairs, levee repairs, other infrastructure work, wetlands production and restorations and similar projects.
Looking now toward our maintenance group, our service will continue to be expanded in its leadership to provide a nuclear maintenance services as we currently provide maintenance modification and other services to 40% of the nation’s active nuclear power plants. Nuclear clients continue to seek our service including maintenance, modification, construction projects, refuel analysis, as well as plant turn arounds. We are pleased with our position in this market and believe this group will continue to compliment other services and enhance or ability to offer a full range of E&C services to our clients in the nuclear business.
Look at pipe fabrication and manufacturing the energy and chemical markets continues to drive increased demand for a premier pipe fabrication and manufacturing capabilities. Or backlog in this division is at an all time record high of $400 million with projects stretching out over a long period of time. We expect this to continue significantly trend upwards over the next several years and increase in pipe fabrication capacity will be essential to effectively support this command. Shaw is the recognized leader in the pipe fabrication and manufacturing field. We are already implementing strategic plans to accommodate this rapidly expanding market to ensure our dominate position in this market. We hope to double our shop capacity in the next 12 to 18 months.
In closing, 2006 was a landmark year nor Shaw, we increased or revenue to $2.8 billion, largely built on our ability to respond immediately and confidently to the largest national disaster this country has ever seen. Second, we positioned Shaw well for the near term for the record $9 billion backlog and the significant additional prospects we see for the near future. And last, we are well positioned for longer term as well, especially with our strategic position and investment in Westinghouse and partnership with Toshiba. We have built a tremendous platform for success. I’ve never been more proud of our past than I was this year and our response to certain events. I can tell you confidently that I’m now equally excited about our future, the past has been good and but I think the best is still yet to come. Let me turn it over to Bob for some more details about our financial results.

Robert Belk - SHAW GROUP INC — EVP, CFO
Good morning everybody. Our income continuing operations for the quarter was $14 million or $0.17 per diluted share. Our bottom line net income includes an after tax impairment charge of $1 million or $0.01 per diluted share from discontinues operations.
During the fourth quarter we set up to place our Shaw robotics paint stripping business up for sale, as a result we’ve reclassified the results of this business to discontinued operations. Our bottom line net income for the quarter was $13 million or $0.16 per diluted share. For the fiscal year net income was $50.9 million or $0.63 per diluted share. As discussed last quarter, our annual results include a pretax charge of $48.2 million or $0.36 per diluted share related an unfavorable ruling on the litigation on the [inaudible] project. Excluding this charge, our diluted shares earnings per share was $1 for the full year.
As announced in early October, in light of recent publicity with effective stock option grants at many companies, we initiated an internal review of our practicing in this area. Yesterday we filed an 8K and issued a press release to announce restatement of financial statements for the years ended August 31, 2001 through 2005 based on the results of that review. Our evaluation included that neither the [Company] nor any employee engaged to any back dating or spring loading activities with regard to past option grants. However, we determined that our accounting for stock options required restatement. As explanation, our long stranding practice has been the compensation committee of or Board of Directors would authorize a pool of option shares to be allocated among the recipients based on the discretion of management. We have consistently used the data

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
the comp committee authorization as a measurement date for the accounting of grantings of stock option. Based upon on recently released SEC guidance we determined that the proper measurement date should have been the date with the list of recipient was finalized. Because there was a significant increase in share price in these two dates for the [inaudible] we’ve determined we will record non cash, share based compensation expense over the grants four-year vesting period of 2001 through 2004. The net aggregate amount of the share based expenses was approximately $21.3 million or 16.2 million net of taxes.
We also announced today that we’ll restate our financial statement for the year ended August 31, 2003 through 2005 to correct errors in pension accounts. We maintain to fund benefit plans for some employees in the UK. Because of the errors contained in the actuarial reports upon which we base our pension expense, the expenses were understated for these periods. The aggregate amount of understated expenses for year 2003 through 2005 is approximately $2.5 million. As a result of the restatement of our financial statements our management with the concurrence of the audit it committee concluded that a material weakness and internal control over the financial reporting existed as of August 31, 2006. Related to the misapplication of GAAP principles pursuant to requirements APB25, the financial accounting standards board [inaudible] is number 44, accounting for certain transactions involving stock compensation.
Now I’d like to go over our consolidated end statement results. Revenues for the fourth quarter were $1.2 billion, gross profits $89.6 million. Our revenues for the full year were a record 4.8 billion and gross profit $329.5 billion.
Revenues from our energy and chemicals segment were $416.3 million for the fourth quarter and gross profit was $34.8 million. Increase in revenues compared to the third quarter is primarily due to the continuation of a major international ethylene project and the start up of a major petrochemical plant project.
Increased activity on major coal power projects and STP projects and an increase in activity on a technology projects. The increases also due to fact we reported a reduction in the third quarter dealing with the [inaudible]. In the fourth quarter we recognized the [inaudible] settlement related to the [inaudible] of $7.9 million. With these settlements, substantially all of our claims related to the oil to power market boom and bust cycle have been revolved.
E& C gross profit and gross profit percentage increased over prior quarter primarily due to charges recorded in the third quarter that will follow and changes in estimates gross profit on a measured domestic power project. Gross profit was also positively impacted in the fourth quarter by a gain in the determination of the [inaudible] Shaw on the [inaudible] project. Continued progress on [inaudible] and procurement and construction management projects for refinery in Kuwait and increased royalties and activity on technologies project. The increase in gross profit and gross profit percentage were offset by a charge related to additional cost overruns of approximately $20 million on a domestic clean fuels project. We also recorded decreases in gross profits resulting from our transmission and distribution business.
We expect E&C’s fiscal 2000 revenues — ‘06 levels as the power and process projects we awarded over the past year [inaudible] move toward peak activity in fiscal ‘07 and we expect an improvement in gross profits percentage.
Revenues from our E&I segment were $418.8 million order and gross profit was $30.4 million. The decrease in revenues as compared to the third quarter is primarily due to a decline in in the level of disaster relief, emergency response and recovery services specifically under our FEMA contract. Revenue decrease was partially offset by increased revenue to the consolidated joint venture providing services to the DOE under our new contract awarded in April of 2006. Decrease in gross profit percentage is primarily due to increased direct — indirect cost as a percentage of revenue, resulting from the decrease in revenue and to a lesser extent from lower labor utilization.
In fiscal ‘07 we expect the D&I revenues to be somewhat less than ‘06 as the significance of the disaster recovery revenues can not be immediately replaced. However we expect fiscal ‘07 revenues to be in excess of levels earned in ‘05 with increase in federal and emissions support services supported by several DOE projects and increases in commercial, state and local project work, bolstered by awards from clients in both public and private sectors. We expect gross profit percentage for ‘07 to be less in ‘06 as we do not anticipate the significant disaster recovery work from the current fiscal year.
Revenues from the maintenance segment were $196.4 million for the quarter, and gross profit was $2 million. The decrease in revenues as compared to Q3 is primarily due to seasonality of our power maintenance business. We perform additional maintenance and modification services for our clients in the power industry during the spring and fall, which is when most refueling outages occur because energy demands are at their lowest. We also wrapped up several capital construction projects in the petrochemical industry.

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
Gross profit decreased compared to the third quarter primarily due to the seasonality of the power business — the maintenance business, the wind down and completion of several capital construction projects, the change in the estimated cost of two offshore oil and gas projects and increased costs associated with workers comp in the third quarter.
Maintenance in fiscal 2007 revenues are expected to remain strong and slightly exceed fiscal ‘06 levels. We have already booked several large maintenance contracts into backlog and we are expecting to be awarded several additional contracts in the near future. We’re also expecting increased revenue from a large number of outages at several nuclear facilities in ‘07. These increases in revenue will be offset by the completion of a major domestic nuclear restart project, which we are expecting to complete in the second quarter of fiscal ‘07. We’re expecting maintenance growth profits percentage for ‘07 to remain at or above ‘06 levels as we expect a higher volume of capital construction services to be performed during the year.
Revenues from our fab and manufacturer segment was $98 million for the quarter and gross profit was 22.4 million or 22.9% rate. The increase in revenues compared to third quarter is primarily due to new contract awards from customers in the energy and chemical industries as well as revenues from the sale of three [vending machines]. Fab gross profit also increased over the third quarter primarily due to better vending machine sales and better price on our fabricated systems and manufacturing. Fab’s gross profit percentage decreased compared to the prior quarter. As you may recall in the third quarter, [inaudible] gross profit and gross profit percentage were favorably impacted by the approval of the change order by a customer. We did have a similar [inaudible] in the fourth quarter. We expect revenues for ‘07 to significantly exceed fiscal ‘06 revenues.
Returning quickly to the consolidated income statement, our general and administrative expenses for the quarter was 64.2 million versus about $52 million, the increase is due to increased expenses in business development cost, employee compensation expenses, legal and professional fees, insurance costs, and costs to support new business ventures. Our depreciation and amortization expense was $8.9 million for the quarter and interest was 5.8 million for the quarter and 19 million for the full year. We recognize interest income of $1.6 million and other expenses of $1.1 million net for the quarter. Other expenses primarily include losses on the sale of fixed assets and investments.
The effective tax rate for the fourth quarter was 6.9%. Our effective tax rate for the full year was 23.4% compared to 28.3% at May 31. The decline in effective tax rate is primarily due to two different factors and I need to discuss one of them in some detail. First of all the decline in effective tax rate is due to a change in the present day taxes related minority interest income and losses. The prior quarters we included tax on 100% of the earnings of consolidated partnerships to LLCs and other not taxable entities that are not whole owned by Shaw in our provision for income tax. We then reduced the minority interest expense on our income statement and reported it net of tax. During fourth quarter we changed ore presentation to exclude taxes related to the minority share of income and losses from our provision for income taxes. As a result we are no longer reporting minority interest in the income statement net of taxes it will be not be reported gross. The change in presentation reduced our provision nor income taxes and increased minority interest expense by 1.5 million in the fourth quarter. The impact on our effective tax rate was a predestruction of 7.7% in the fourth quarter. This presentation change did not have any impact on or previously reported net income or our net income for the current period. Only a presentation of income tax and minority interest is changed by offsetting amounts. Again, this change has no impact on bottom line net income.
The other item affects taxes did have a bottom line income this was due to the utilization of foreign NOLs that were previously reserved partly offset by other [inaudible]. These changes resulted in a predestruction of our income tax provision of $4 million or $0.03 per diluted shares in the fourth quarter.
Income from unconsolidation subsidiaries is $800,000 during the fourth quarter and minority interest expense was 5.5 million. Our cash flow were operation was 163.7 million bringing our cash flows for the full year of a negative 75 million. Our fourth quarter operates tax flow includes was an increase from the energy and chemical segment resulting from [inaudible] portion of the retention on a gas [inaudible] power project and increased billings on several major projects. An increase within our maintenance segment primarily is the result of less cash collection from the completion of several major turn arounds. We made a lot of progress during the fourth quarter on hurricane related receivables collecting approximately 210 million however the net impact of the hurricane collections and payments on operating cash flow was minimal after considering the reduction in payables and additional work performed during the fourth quarter. As of August 31, $350 million of the hurricane receivables remained uncollected. Approximately 215 million of this amount had been billed and 135 was unbilled. Since August 31st and through last Friday we’ve collected an additional 200 million on the hurricane recovery work and expect to have significant positive net operating cash flow in fiscal year ‘07 related to hurricane work.
Cash used in investing activities in the fourth quarter was approximately 44.6 million, which consisted primarily of net deposits of 23.7 million in restricted cash, assets of 14.9 million and net investment in unconsolidated entities of 6.9 million. Net cash used in financing activities was 81.8 million for the quarter, which consisted primarily of repayments on a revolving credit facility our cash balance at quarter end was 198.2 million of which $43.4 million was restricted.

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
There has been no change in the status of our SEC inquiry the formal inquiry remains on going and we continue to fully cooperate. As I mentioned last quarter we have had significant claim activities during the quarter, specifically on [inaudible]covert in June Shaw was awarded — was notified the arbitration panel awarded approximately $37 million to Shaw and against the owner in the arbitration related to the [Inaudible] Hollow project. In addition during the fourth quarter, the arbitration panel finalized the amount to be awarded to Shaw on both Covert and [Inaudible] Hollow projects. As of August 31 our balance sheet included a receivable of $44.8 million related these amounts. We collected 18.8 million of these amounts in September and expect to collect the remaining 26 million by the spring of ‘07.
We continue to [inaudible] with or bank covenants as of August 31, we had outstanding letters of credit of 323 million and we had a 145 million in outstanding revolvers under our credit facility. We continue to make progress in paying down our revolver balance.
As previously announced and as Jim talked about, we have joined Toshiba in the acquisition of Westinghouse our 20% interest to acquire a $1.08 billion to a wholly owned acquisition subsidiary nuclear energy holding. On October 13, NEH Nuclear Energy Holdings closed a private placement of Japanese yen denominated bonds with an approximate principle of 1.08 billion. The net proceeds from this private placement along with an approximate 42 million equity contribution from the Shaw Group were used to complete the acquisition to pay associated fees and expenses. The bonds are [inaudible] acquisition subsidiary not the parent company. The long-term benefits to this transaction are obvious, however, fiscal year ‘07 the interest expense related to the bond issuance is only expected to be partially offset by a 20% share of Westinghouse earnings. Nevertheless, we believe we will be able to achieve our previously announced fiscal ‘07 year guidance.
In conjunction with Westinghouse facility acquisition, we received approval from our credit facility lenders to make the necessary modifications, close the acquisition, as well as increase our revolving credit facility from $750 million up to $1 billion. Prior to the closing of the Westinghouse acquisition we received $100 million in additional commitments increasing the total size of our credit facility to $850 million we retain the option to raise an additional $150 million under the previously mentioned lender approval.
Turning to guidance for ‘07, as we mentioned our last call our earnings per share guidance for fiscal ‘07 $1.30 to $1.60 per diluted share. We believe that we are well positioned to meet our ‘07 guidance. I would like to give a brief recap of our projected revenues and gross profit [inaudible] fiscal ‘07. Estimated revenues total company $5.5 to [5.] billion including about $200 million of past free charges. Segment revenues, we estimate E&Cs to be about 2.5 billion. E&I at about 1.6 billion, maintenance 900 million and fab and manufacturing 400 million. Our company consolidated gross profit percentage we estimate to be between 8 and 8.5%. Our general and administrative expenses to be approximately 250 million, our interest expense should be less than $15 million excluding the Westinghouse — the interest expense incurred for the Westinghouse acquisition. With interest income and other income of approximately $10 to $12 million. We are estimating our operation cash flows at $300 to $350 million and expect our capital expenditures to be $50 to $60 million excluding the Westinghouse transaction. Our ‘07 tax rate we expect to be 33% with about $16.5 million in minority interest. If we would equate this to our prior presentation of effective tax rate it would be about 35%.
For the first quarter we are expecting diluted EPS to be approximately $0.18 per share and expect the operating cash flow to be $80 to $100 million for the first quarter. Run down a few balances in our — major balances in our balance sheet as of the end of the quarter and of course, all of this would be included in our K, which will be filed later today. Cash $198 million, account receivable balance $741 million, CIE balance 456 million, billings and excess, BIE of 317 million and accounts payable balance of 483 million. As of the end of the quarter our total debt to total capitalization was 13% and net debt to net capitalization negative 1%. Our net working capital position $16.3 million and our current ration was 1.6.
And now we’ll turn it back to the operator for questions.
QUESTION AND ANSWER

Operator
[OPERATOR INSTRUCTIONS] Our first question comes from the line of Steven Fisher of UBS. Please go ahead.

Steven Fisher — UBS — Analyst

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
Good morning. Wondering if you could just comment on how you think the Westinghouse revenues will ramp up. Let’s say you do win the China awards by the end of this year, would there be meaningful revenues over the next 12 months or is this much further out? And then I guess if you can incorporate into those comments anything related to the work your doing in the United States as well.

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
I would estimate 10% of the revenue on the China work will be in the first 12 months and the balance of the revenue will be divided in a relatively equal over the next four years with a little bit less in year four. And the next question?

Steven Fisher — UBS — Analyst
The U.S. piece of it.

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
The U.S. piece is going quicker than we anticipated a year ago. The NRC is very cooperative to this point in the processing of COLA’s and we have begun preliminary engineering for early site development on four different sites. We would anticipate having a meaningful announcement on EPC basis sometime next year.

Steven Fisher — UBS — Analyst
The announcement’s next year but then the revenues would they follow immediately?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
The revenues would follow a typical EPC project with less up front and more in the middle and less at the end over a five-year period of time.

Steven Fisher — UBS — Analyst
If you convert 45% of our backlog and usually you book and burn 25% in a given year that would seem imply the high-end of our guidance range, at this point are you more confident in your range or the historical pattern of the 25% book and burn?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Well I think as far as our guidance what we try to do is certainly on the lower end our guidance give a number that we feel comfortable and confident that we will be able to achieve I think your analysis is correct — 45% burn off is $4.1 billion, as I recall and we expect certainly book and burn significant amount over and above that amount as we have traditionally done. Once again we feel very confident on the lower end of our range and have a good shot of hitting the middle up ramp.

Steven Fisher — UBS — Analyst
Okay, thank you very much.

Operator
David Yuschak of Sanders Morris Harris. Please go ahead.

David Yuschak — Sanders Morris Harris — Analyst

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
Bob, on your cash flow assumptions you had for this year is you said 300, 350?

Robert Belk — SHAW GROUP INC — EVP, CFO
That’s correct.

David Yuschak — Sanders Morris Harris — Analyst
How much of that would be recapturing FEMA then in your estimates? Are you going to have other offsets to other work you might be doing? I’m just curious about that as for as the total yearly projection.

Robert Belk — SHAW GROUP INC — EVP, CFO
I don’t have the exact number in front of me but probably in the range of 100 to 150 that’s on a net basis collections less additional payables.

David Yuschak — Sanders Morris Harris — Analyst
I was wondering what the net might be and as far as the first quarter is concerned on operating cash would that be — you said you were expecting what in the first quarter versus — how much would that be FEMA in the first quarter?

Robert Belk — SHAW GROUP INC — EVP, CFO
I think I said 80 to 100 million in the first quarter in the total operating cash flow. FEMA will be a good chunk of that probably somewhere in 60 to 70 million I would think.

David Yuschak — Sanders Morris Harris — Analyst
Finally as far as — with the massive amount of work that’s out there, your credit facility being boosted, give me a sense as to how you see the project financing going forward. Is it going to be kind of progress payments types of stuff? So we can feel comfortable that we have good adequate financing on those projects and that the financial support should be consistent with what billed expectations are to be achieved for those projects?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
The vast majority of our work in the power industry and that we’re currently doing with one expectation are with regulating utilities and a lot of these regulating utilities I don’t believe any is project financed — is financed off their balance sheet which is different than in the past. It’s not so much the viability of the project. The viability of the company itself, for example with Duke or someone of that nature is financing these projects off their balance sheet not single project entity. So the power projects in the past were done on a project specific basis not the case today.

David Yuschak — Sanders Morris Harris — Analyst
Okay. Thanks.

Operator
Thank you. Our next question comes from the line of John Rogers of DA Davidson. Please go ahead.

John Rogers — DA Davidson — Analyst

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
Hi, good morning. Jim you made a comment about the three coal plants and said you expect one in the next quarter — are you talking the first fiscal year quarter? So in the next month?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Before the end of the year.

John Rogers — DA Davidson — Analyst
Before the end of the year.

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Before the end of the calendar year.

John Rogers — DA Davidson — Analyst
Then two after that.

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Yes, sir.

John Rogers — DA Davidson — Analyst
Bob in terms of the guidance so I understand a little better in terms of the segment guidance that you gave us and then the overall guidance, where do you have the most opportunity for variance? Would that end up being in the E&C side?

Robert Belk — SHAW GROUP INC — EVP, CFO
Well I think as far as the revenue build probably the segment that has this most challenge as far as booking new work to the work through is in our E&I segment. I think the margins, I think the most opportunity to help us out on margins would be E&C and the fabrication business.

John Rogers — DA Davidson — Analyst
Okay that helps, thank you.

Operator
Our next question comes from the line of Barry. Bannister of Stifel Nicolaus. Please go ahead.

Barry Bannister — Stifel Nicolaus — Analyst
Hi, it’s Barry Bannister with Stifel Nicolaus, how are you? Question, did I hear you say that you would do $0.18 of guidance in the fiscal first quarter of 2007?

Robert Belk - SHAW GROUP INC — EVP, CFO

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
Yes that’s correct.

Barry Bannister — Stifel Nicolaus — Analyst
That would be the second lowest quarter in six years and well below consensus. How do you get from there to the guidance range of $1.30, $1.60 in the year? What’s the first half/second half hour split up?

Robert Belk — SHAW GROUP INC — EVP, CFO
Well I think when we talked about this on our last call from what the second half of the year we expect to be very strong and it’s a major function is the ramp up on our E&C projects as they become — get more demand in the field and [inaudible] revenue but we would see a progression. Second quarter we expect to be better than the first quarter, third quarter better than that and we expect to exit the year in the fourth quarter at a pretty good run rate going into ‘08.

Barry Bannister — Stifel Nicolaus — Analyst
Would you break out the $0.15 of charges for this quarter that just ended as to what was what? I didn’t catch all the details.

Robert Belk — SHAW GROUP INC — EVP, CFO
I think the only major charge we talked about was the charge we announced on the clean fuels project, about a $20 million pretax charge — 19.5 million that was really the only charge over.

Barry Bannister — Stifel Nicolaus — Analyst
No Astoria?

Robert Belk — SHAW GROUP INC — EVP, CFO
No, that was really the only charge —

Barry Bannister — Stifel Nicolaus — Analyst
No Astoria then?

Robert Belk — SHAW GROUP INC — EVP, CFO
Excuse me?

Barry Bannister — Stifel Nicolaus — Analyst
No Astoria then?

Robert Belk — SHAW GROUP INC — EVP, CFO
No, nothing — nothing on any of the other projects of any significance.

Barry Bannister — Stifel Nicolaus — Analyst

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
And then just on the numbers, I didn’t catch this but did you give the pro forma, the debt as it exists right now and the cash balance as it existed right now and the hurricane receivables as they existed right now versus the end of quarter figures you gave?

Robert Belk — SHAW GROUP INC — EVP, CFO
I did give the — I did in the year our hurricane receivables billed and unbilled was about $350 million and I think we have collected probably 200 million of that we probably billed another 50 to 60 I would think. So it’s probably around $200 million range on the hurricane related receivables. The only other change of any significance we have paid down more on our revolving line of credit it was down to around $50 million we borrowed some on to place some [inaudible] on Westinghouse acquisition. Sot it’s — as of today we are about $118, $120 million balance on that.

Barry Bannister — Stifel Nicolaus — Analyst
And the Westinghouse loan was $1 billion?

Robert Belk — SHAW GROUP INC — EVP, CFO
1.080 — 1.80 billion.

Barry Bannister — Stifel Nicolaus — Analyst
And the cash balance I’m trying to do and enterprise value of calculation because there are those who are concerned about the valuation. What’s the cash right now?

Robert Belk — SHAW GROUP INC — EVP, CFO
I think our cash balance is probably about the same as it was [the other] quarter. 198 maybe it’s down a little bit but wouldn’t be lower than 180 I don’t think.

Barry Bannister — Stifel Nicolaus — Analyst
All right. Thanks a lot.

Operator
Our next question comes from the line of Scott Levine of JPMorgan. Please go ahead.

Scott Levine — J.P.Morgan — Analyst
Morning. Question regarding recent restructuring activities you have a couple of new hires in your divisional structure what was the motivation for that and how you anticipate that impacting your business going forward?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
I think we have had new hire, [Ron Oakley], we replaced [Diana Seacrest], she left earlier in the year and the structure that we have on the four business operating units I believe we’ll be able to address the market operation and execution rather than focus so much at [inaudible] but move into operational decisions while on a business unit matter, which we’ve been trending to over the last few years. And as the businesses grew opportunity for the operations to be more expanded to the each individual units on those types of operating decisions.

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call

Scott Levine — J.P.Morgan — Analyst
Question regarding to scrubbers, you have been very activity there. What do you see within that opportunity specifically and given what the trend has been with the missions credit and so forth. And talk a little bit more definition around the opportunities you are seeing in mercury.

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
In the scrubber businesses, we are still number one EPC contractor out there with over $2.5 billion worth of work in progress. We have over a 1.4 billion right now that we’re doing preliminary engineering work on and that could reasonably expected to turn into EPC projects over the next four or five months. As Bridgeport — we began the first mercury project and we look at that to not to be as large capital wise but certainly as [inaudible] but we believe that most every power plant will have some type of mercury process on the back end. In cleaning up that there and cleaning up the mercury, I think that Shaw is well positioned unlike other competitors to continue to do well in both fields.

Scott Levine — J.P.Morgan — Analyst
Early days from mercury and for the scrubber side maybe middle or there a moving target?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
I would say we’re probably middle and very early in the mercury.

Scott Levine — J.P.Morgan — Analyst
With regard to the government’s side — prospects in the more traditional DOE project marketplace, what are you seeing or expecting in terms of potential project flow in fiscal ‘07 and beyond?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
I think some of the DOE projects are flattish. We have high hopes that the [Mosh] project will continue on in the field with funding from Congress which could be the one we were working on for a number of years that project could total $4.5 billion of [inaudible] and the amount of what we might call spin off work associated with Hurricane Katrina from wetlands cover to levee building to roads and infrastructure and power transmission, facility, sewer rebuild etc. is and extraordinary robust market.

Operator
Our next question comes from the line of Andrew Obin of Merrill Lynch. Please proceed.

Andrew Obin — Merrill Lynch — Analyst
Yes just a question in terms of increasing your work force, where are you guys going to get the people on the ground and the current bottlenecks, what do you experience shortages in terms of labors to project managers is it people on the ground? And as I said, how are we going to fix that?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
I think we have experienced shortages in all of that. We announced the expansion of our [Fulton] office, which we have high hopes, in the nuclear field we have announced we are going to hire another 400 individuals and have rented the office space to do that. We have four to five major power offices in the United States which help to attract people to different locations throughout the United States. Gives the advantage rather than having a single location. As we begin to train people, for example, on the TVA restart project we have had a lot of people working in and out of the construction phase of that project, this helps to train people to having worked on the largest — we believe the largest project in the

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call
western hemisphere to work on the new nuclear plants that are forthcoming. What really helps us is our ability to do outage work at 40% of the operating nuclear plants in the United States it gives us a chance to train young people on planning, cost control on those outages on a continuing basis and train them to move to bigger projects. We’re working on that, it is a challenge certainly and I think that we put proper focus on that, it’s one of our top priorities and that along with the distribution of work to outside the country to other engineering centers throughout the world we hope to meet the challenge.

Andrew Obin — Merrill Lynch — Analyst
Is your guidance for next year predicated on achieving some hiring levels is pretty much the guidance — you don’t need to make stretches on being able to hire people to achieve it right?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
That’s correct.

Andrew Obin — Merrill Lynch — Analyst
On the contract you announced with the Southern Company on FGDs, on the scrubbers whose technology is being used for the scrubbers?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
I’m unaware.

Andrew Obin — Merrill Lynch — Analyst
I’ll follow up later. Thank you very much.

Operator
Our next question comes from the line of Sanjay Shrestha for First Albany. Please proceed.

Sanjay Shrestha — First Albany — Analyst
Good morning, couple of quick questions here. First, trying to understand the put option on the nuclear holding side you got the put through between [inaudible] February, what does Toshiba need to do for you to be able to exercise at that point in time other than the staid language you need to win and EPC contract for them or what is it that they specifically have to do so you have that option going 2010 to 2013?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Nothing.

Sanjay Shrestha — First Albany — Analyst
Nothing. Okay. What happens the in 2013 the put option essentially goes away for you guys?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
If we put it it goes away [inaudible].

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call

Sanjay Shrestha — First Albany — Analyst
That’s fine. So, second question related to the some of the opportunity that you guys are pursuing here in China for the nuclear reactor — talk a little bit about the some of the potential risk management that you guys are looking at given that territory from my understanding is not protected under the Anderson Act. How do you plan to go about bidding on those projects in China?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
We’ve already bid on the projects in China.

Sanjay Shrestha — First Albany — Analyst
That is correct but how do you plan to sort of manage the risk profile for those projects in China?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
The profile is well protected. Rather than going into any more detail, we have said as much as we ever have on any project of this particular — and I really don’t want to go into the competitive situation out there. I think anything that say yes or no maybe wouldn’t be helpful on us moving forward on the project.

Sanjay Shrestha — First Albany — Analyst
Got it I appreciate that. One other thing — given the tight labor market and you are doing a great job winning new business especially as it relates to your — some of the fossil fuel related work. Are those on more of a negotiable fixed price basis so you’re not taking any procurement or the material and labor related risk you can put those risks on the clients at that point in time is that the right way of thinking about it?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Based on what — I believe all the major projects we have are fixed price are on a negotiated basis. All of them have some semblance were most without divulging too much information — have some parameters for escalation, maybe all copper, maybe certain raw materials, maybe some bracket, labor sharing, maybe escalational labor, maybe — there —on our contracting methods we’re very cognizant of labor shortages, labor escalation, escalation of raw materials, shortages of delivery material, materials deliveries late and all those are taken into consideration and many times the — I’ll say this correctly — the risks are shared proportionally where the benefits lie between the owner and the contractor.

Sanjay Shrestha — First Albany — Analyst
What I’m trying to understand here is given the opportunity and the limited number of people who can execute on this has projects going forward the level of profitability that you should be able to achieve from the jobs are arguably better than what you were able to do in the last cycles? Right? Is that a fair comment?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
I should hope so.

Sanjay Shrestha — First Albany — Analyst
I’m trying to clarify the cash flow number — you expect 300 to 350 for next fiscal year and 200 of that is going to come from FEMA is there anymore out of the 300 to 350 other than that 200 that’s going to come from FEMA or some cash advanced related to some large EPC projects?

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
It’s a combination of really each of our operating groups is contributing to operating cash flow in ’07 as far as our forecast. And I think the FEMA amount I said for ’07 it was 150. We expect to collect approximately all those receivables that are on the books but we still have additional payables and so forth so I think on a net basis probably 150 is a decent number to think about. Obviously on these big EPC projects there are some up front payments but I wouldn’t say anything extraordinarily big on any particular just pretty normal business.

Sanjay Shrestha — First Albany — Analyst
Thanks a lot guys.

Operator
Thank you. Our next question comes from the line of Chase Becker of Credit Suisse. Please go ahead.

Chase Becker — Credit Suisse First Boston — Analyst
Good morning this is Chase Becker calling for Jamie. Just a quick question on obviously right now seems like going forward the market is very strong and you’re looking at Westinghouse — I wouldn’t want to say tying your hands behind your back but are there other opportunities in terms of acquisitions maybe small both on niche acquisitions? And then I just had one clarification.

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Our company since its conception has always looked at acquisitions, small, niche acquisitions. Big, medium, small and we will continue the do so and our balance sheet is — during the Westinghouse that off balance sheet — our balance sheet is very very strong. While we don’t have anything particular that we’re prepared to announce, we’re always and have been since the inception of the company continue to look and to evaluate different opportunities.

Chase Becker — Credit Suisse First Boston — Analyst
Follow up on that — is there a specific area of the market that you will be more focussed on than another?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
I really rather not go into that — if we were looking at a niche market or something maybe give something a better opportunity to see how they may negotiate with our M&A Team. We don’t have imminent or this year or anything that should surprise you in the future.

Chase Becker — Credit Suisse First Boston — Analyst
Okay, that’s fair. And then just a clarification, I think you mentioned earlier in your prepared remarks that you had some FEMA work coming on that you said had better terms, I was wondering if you could elaborate on that a little bit.

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
The way I appreciate the task orders are going to be held up in the past for the completion of the the task order were enormous. They took months to complete them and months to invoice them. The task orders are going to be pre permitted based on anther move forward. So once we’ve been able to invoice FEMA it’s paid real quickly that’s going to have a significant impact on cash going forward. It will be handled much like our other government work that pays very quickly. This was one of the [inaudible] contract. An extraordinary scrutiny in the group, very, very large and it was certainly an exception rather than the rule.

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call

Chase Becker — Credit Suisse First Boston — Analyst
Thank you very much.

Operator
Thank you. Our next question is a follow up question from the line of David Yuschak of Sanders Morris Harris. Please proceed.

David Yuschak — Sanders Morris Harris — Analyst
Follow up on the Gulf Coast recovery gentleman. Where do you — how — now the restoration rebuild is going on what areas of opportunity do you guys have in that process compared to where you have been and is it going to be less or potentially more longer term because of the magnitude of the rebuild and restoration?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
I certainly believe the amount of work we do on the long term will exceed what we did on the emergency response base that we stated several times. Currently we are acting very actively as a major sub on the road home project where we’re evaluating the structures that have been damages, etc. We are doing preliminary work today on wetlands restoration as well, which eventually will be a huge project for the State of Louisiana and the federal government. We are anticipating in building levees at this time and that’s going to be a continuing basis with preliminary stop gap work up to this point, sewer, the water, the roads, etc all have to be done. All New Orleans public buildings still have to be repaired and renovated so I believe the opportunity in front of us in terms of long term dollars will exceed when we spend to be the emergency response basis.

David Yuschak — Sanders Morris Harris — Analyst
One question on the power as far as the outlook it’s kind of a new build because of the extra demand and I can see potentially a replacement cycle for the old generation out there; how do you see the power developing as far as spend is concerned, particularly maybe as you look at the replacement cycle that’s going to be out there is that going to be important sooner or later ow what’s your thoughts on that? Because some of these plants are getting quite aged. The scrubbers are giving life to that older equipment how do you see it playing out?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Increased organic growth in the power industry will facilitate new plants the change to the fuel mix from a gas to coal or nuclear will increase the building of power plants. The aging power plants both nuclear and coal will increase the amount of rebuilds. In all variables point to tremendous increase in building new plants and particularly more related to coal and nuclear. We do coal and nuclear it’s about three times as much as work for the same megawatts on gas per coal for our business maybe five or six types of nuclear for what we do so the same amount of megawatts of coal gives three times more work and nuclear more. We’re looking at the competitive landscape certainly there may be 20 competitors on gas, four or five on coal, two or three on nuclear, so it decreases and that may not be that range of numbers but decreases as the sophistication of the type of plant we’re building to generate electricity of increases as well. So the power market has what you might say legs and should be for a very long time in the future given some of those plants take five to six years to build.

David Yuschak — Sanders Morris Harris — Analyst
On nuclear side is most of what you see happening on the nuclear side domestically based on these builds occurring with nuclear sites what you have done with TDA?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Most but not all. We’re starting to see site selection at other than plants that currently exist.

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call

David Yuschak — Sanders Morris Harris — Analyst
Okay thanks.

Operator
Thank you. We have another follow up question from the line of Barry Bannister of Stifel Nicolaus. Please go ahead.

Barry Bannister — Stifel Nicolaus — Analyst
Hi guys. Of the 200 — let me go back, I saw an article in Engineering News Record that said it listed Shaw as one of the principle E&C interested in the, I think it’s [log cap four] program that Albert and KBR has been doing for the Army and the military. Since 1Q ’03, KBR has done $18.5 billion of revenue in that business and I think they’ve made about a 2.2% margin so it’s not exactly what we like to see all the capital going into; is that a comment you can have a fact that ENR listed you as a principally interested in this new [log cap] program?

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Let me say this, we commented for a long time on the China projects for nuclear power plants it’s the first time we commented on anything we’re bidding and I don’t believe we intend to do that again. I’d rather not comment on any particular job that may or may not be out there for proposal and we may or may not offer proposal. In saying that, our reputation as a rapid response company with our extraordinary performance on Hurricane Katrina has been escalating in the eyes of the federal government as well as many local government, but that as well, especially in logistics, etc. When we say return on capital is 1.2% I think that’s probably misleading that’s probably a return on sales not on investment capital. Sometimes those things are hugely different.

Barry Bannister — Stifel Nicolaus — Analyst
Of the 210 million of receivables related to hurricane work as it exists right now do you have a day’s break down of aging of those receivables by FEMA versus non FEMA because I’m just a little concerned that New Orleans, some of the surrounding Parishes, Mississippi don’t have the credit of the federal government. And I don’t — I know it’s not a major number but any number in the E&C is a potential write down is meaningful because it’s a small margin business, so could you maybe give us the non FEMA, FEMA break out of the 210 that we estimated as current AR as related to the hurricanes?

Robert Belk — SHAW GROUP INC — EVP, CFO
I don’t have that number in front of me but the vast majority is FEMA, federal agencies is really just a small amount [inaudible] we certainly don’t have any reason to think the municipalities and local governments will not honor their commitment. And they do — they are receiving them.

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Let me say one thing on that emergency response work as I understand it that we did — the 4% of the work that we did for the Parish is reimbursed by FEMA, it’s just an indirect method to be reimbursed by FEMA. While it’s not a lot we have concern of all receivables.

Barry Bannister — Stifel Nicolaus — Analyst
Lastly, the company’s now a $5 billion revenue company, it is huge and you recently reorganized into four operating groups and I certainly applaud that. I understand the growing pains. But now that your very large is it possible that we can look forward to maybe Shaw focusing on execution and less on growth by acquisition as we go into the next year or two of this critical part of the cycle?

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Final Transcript
Oct. 31. 2006 / 9:00AM ET, SGR — Q4 2006 SHAW GROUP INC Earnings Conference Call

J.M. Bernard — SHAW GROUP INC — Chairman, CEO
Yeah — we’re certainly execution is something we try to focus on and have focussed on in the future as far as for acquisitions with the exception of the Westinghouse acquisition it’s been several years since we’ve done anything of major consequence and this is just a minority interest in that and really doesn’t take our management team in managing the acquisition of Westinghouse, we’re simply an investor and working on the board level. We work on execution everyday while sometimes it doesn’t appear that way if you look at our projects in the power industry, they are going pretty smoothly for the most part and it’s a challenge out there and labor is a challenge and we recognize that in the contracts that we have now, going forward in the future we recognize some of the rapid escalation that we may have had to absorb over the contracts a couple of years ago.

Chris Sammons — SHAW GROUP INC — Vice President of Investor Relations and Corporate Communications
Thank you everyone for being on the call today. We have run over our time and I know our comments were a little longer than usual this morning, we appreciate everyone staying with us. I’m available — this is Chris Sammons and I’m available — I think you all have my number. If you have follow up questions we appreciate you being on the call today. Thank you.

Operator
Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and we ask that you please disconnect your line.
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